Exhibit 3.1

ARTICLES OF INCORPORATION

OF

G&K Services, Inc.

ARTICLE I

The name of this Corporation is G&K Services, Inc.

ARTICLE II

The registered office of this Corporation is located at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343.

ARTICLE III

This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.

ARTICLE IV

No shareholder of this Corporation shall have any cumulative voting rights.

ARTICLE V

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VII

Any action required or permitted to be taken at a meeting of shareholders of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

ARTICLE VIII

Unless otherwise provided by the Board of Directors, no shareholder of this Corporation shall be entitled to exercise statutory dissenters’ rights under Section 302A.471 of the Minnesota Statutes (or similar provisions of future law) in connection with any amendment to these Articles of Incorporation.

ARTICLE IX

Approval of the shareholders of this Corporation shall not be required under Section 302A.405 of the Minnesota Statutes (or similar provisions of future law) in connection with the issuance of shares of a class or series, shares of which are then outstanding, to holders of shares of another class or series.

ARTICLE X

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, penalties, or excise taxes imposed with respect to an employee benefit plan, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, personal representatives and administrators. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.